EXHIBIT 5.3

June 6, 2008

Enterra Energy Corp.

2600, 500 - 4th Avenue S. W.

Calgary, Alberta

T2P 2V6

Attention:	Mr. Rick Jackson
Manager, Engineering

RE:	Enterra Energy Trust (the "Trust") - Registration Statement on Form F-10

We hereby consent to the use of and reference to our name and our report[s], and the inclusion and incorporation by reference of information derived from our report[s] evaluating a portion of the Trust's petroleum and natural gas reserves as at December 31, 2007, in the registration statement on Form F-10 of the Trust (the "Registration Statement").

We also consent to the references to us under the heading "Experts" in the Registration Statement.

Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

B. J. Wurster, P. Eng.

Calgary, Alberta

Dated: June 6, 2008

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary, AB T2P 3G6	Tel: (403) 262-5506	Fax: (403) 233-2744	www.mcdan.com